Exhibit 23.6

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

Forum Oilfield Technologies, Inc.:

We consent to the use of our report dated January 26, 2007 with respect to the audited financial statements of Baker Supply Products Division (“Baker SPD”) as of December 31, 2004 and 2005 and February 28, 2006 and for the years ended December 31, 2004 and 2005 and for the two months ended February 28, 2006, in the registration statement on Form S-1 and related prospectus of Forum Oilfield Technologies, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

October 16, 2007